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                                   [LETTERHEAD]

NEWS RELEASE
Contact:  Raymond J. Pacini, Chief Executive Officer, (949) 250-7781

                         CALC ANNOUNCES FINAL PRICE FOR
                    REPURCHASE OF SHARES FROM ODD-LOT HOLDERS

         IRVINE, California, June 21, 1999 - California Coastal Communities, Inc. (NASDAQ: CALC) announced that, in connection with implementing the Company's previously announced plan to repurchase approximately 230,000 odd-lot shares, the average daily closing price per share on the Nasdaq National Market for the ten trading days ended June 18th was $ 6.51 per share. The plan, which was approved by the Company's stockholders last month, was effected following the market close on Friday, June 18, 1999, through a 1-for-100 reverse stock split which will result in the cash-out of approximately 12,300 odd-lot stockholders who each hold less than 100 shares. These stockholders will receive a letter of transmittal in approximately one week with instructions on how to receive the cash payment for their shares.

         The reverse split was immediately followed by a 100-for-1 forward stock split, thereby preserving the pre-split stock price per share on Nasdaq. Registered stockholders with more than 100 pre-split shares will receive a letter of transmittal with instructions on how to receive new stock certificates.

         Raymond J. Pacini, President and Chief Executive Officer of California Coastal Communities commented, "Over the last seven months, the Company has repurchased an aggregate of over 1.9 million shares, representing approximately 16.3% of the Company's outstanding shares, at an aggregate cost of approximately $11.5 million (an average of $5.89 per share). The Board of Directors continues to believe the Company's stock is significantly undervalued and that retiring shares will realize a substantial value for shareholders."


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News Release                                                             Page 2

         The Company is a residential land development and homebuilding company which holds a large residential land inventory in Southern California. The Company's principal subsidiaries are Signal Landmark, which owns Warner Mesa, a 200 acre master-planned community of up to 1,235 homes adjacent to the Pacific Ocean and overlooking the Bolsa Chica wetlands in Orange County, CA; and Hearthside Homes, Inc., the sixth largest homebuilder in Orange County in 1998, currently building a 1,200 home master-planned community in Aliso Viejo, CA and 112 homes at the Company's Rancho San Pasqual master-planned golf course community in Escondido, CA.

             SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES
                    LITIGATION REFORM ACT OF 1995.

         Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

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